FOR IMMEDIATE RELEASE
                                                                February 2, 2005



                       EMPS RESEARCH CORPORATION FINALIZES
                      ACQUISITION OF CONDESA PACIFIC, S.A.


         SALT LAKE CITY, UTAH (PR Newswire) EMPS Research Corporation (OTC Bulletin Board: "EMPS") announced today that it has completed the closing of the Plan and Agreement of Reorganization to acquire Condesa Pacific, S.A. With the completion of the closing, the Company issued 35,000,000 shares of Company common stock to acquire 100% of the outstanding capital stock of Condesa from Condesa shareholders. Following the closing, the Condesa shareholders now own approximately 90% of the outstanding common stock of the Company.

         Condesa is a British Virgin Islands international business company whose primary asset is an exploration and production contract held by its wholly-owned subsidiary Kaznickel, LLP. The exploration and production contract, which was issued by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan, grants Kaznickel the exclusive right to explore for and produce nickel, cobalt and other minerals in the 616 hectare (1,522 acre) Gornostayevskoye field located in the Beskaragaiskiy region of eastern Kazakhstan.

         The Company intends to pursue the exploration and development of the Gornostayevskoye field. EMPS Research Corporation's President Terrence Chatwin said, "We are pleased to conclude this acquisition. We will now focus our attention toward obtaining sufficient funding to allow us to undertake exploration activities within the Gornostayevskoye field."

         Since its inception in 2001, EMPS Research Corporation has been engaged in the research and development of a patented technology for a novel high frequency eddy current separator for use in separating nonmagnetic particulate materials. With the consummation of the acquisition, EMPS Research will shift its business focus to the exploration and production of the Gornostayeskoye field. The corporate offices of EMPS Research are located in Salt Lake City, Utah. With the consummation of the acquisition, it is anticipated that EMPS Research will also open corporate offices in Kazakhstan.

         For more information please contact Marat Cherdabayev at (801)
746-3700.

The foregoing may contain forward-looking statements. For this purpose any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, such words as "may," "will," "believes," "anticipates," "estimate," "continue," or comparable terminology intends to identify forward-looking statements.